Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2022, with respect to the consolidated financial statements included in the Annual Report of CSI Compressco LP, on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of CSI Compressco LP on Forms S-3 (File No. 333-228400 effective November 30, 2018, File No. 333-256737, effective June 23, 2021, and File 333-261870, effective January 25, 2022) and on Forms S-8 (File No. 333-175007, effective June 17, 2011, File No. 333-228675, effective December 4, 2018, and File No. 333-262527, effective February 4, 2022).

/s/ GRANT THORNTON LLP

Houston, Texas
March 14, 2022